EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES RULE 10b5-1 STOCK TRADING PLANS

Anaheim, CA., February 16, 2005 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that two executive officers of the company have established trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 and the company’s insider trading policy.

The two executive officers who have adopted trading plans are Reza Meshgin, who joined M-Flex in June 1989 and since January 2004 has served as president and chief operating officer, and Craig Riedel, who has served as the company’s chief financial officer since November 1992. Each of the trading plans was entered into while the executive officer was not in possession of any material nonpublic information.

Mr. Meshgin, who is 41-years-old and expects to continue to serve as an executive officer of the company in the years ahead, entered into a plan which allows for transactions to take place between March 1, 2005, and December 31, 2005. During this period, he will exercise and sell options covering up to 80,000 shares, assuming certain price targets and other conditions are met. In addition to the options subject to his trading plan, Mr. Meshgin holds options covering 61,900 shares, which are fully vested, and options covering 85,000 shares, which are not yet vested.

Under Mr. Riedel’s trading plan, Mr. Riedel, who is 48-years-old and expects to continue to serve as an executive officer of the company in the years ahead, will exercise and sell options covering up to 30,000 shares, beginning on March 1, 2005, and continuing through August 31, 2005, contingent upon certain price targets and other conditions being achieved. In addition to the options subject to his trading plan, Mr. Riedel continues to hold options covering 111,900 shares, which are fully vested, and options covering 57,000 shares, which are not yet vested.

Rule 10b5-1(c) allows individuals to adopt written plans when they are not in possession of any material nonpublic information to sell shares under pre-arranged terms. The rule allows individuals adopting such plans to sell shares over a specified amount of time, at specific prices in the future, even if subsequent material and nonpublic information becomes available to them. Using these plans, officers and directors can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any significant market impact and can avoid concerns about whether they had material nonpublic information when they traded in the company’s stock. Sales of stock by Messrs. Meshgin and Riedel, pursuant to the terms of the plans, will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to- end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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